                            ASSIGNMENT OF SUBLEASES
                            -----------------------

     Thermedics Detection Inc, a Massachusetts corporation ("Assignor"), and Sycamore Networks, Inc., a Delaware corporation ("Assignee"), enter into this Assignment of Subleases (this "Assignment") as of March 8, 2000.

     Whereas Assignor is the tenant of the real property commonly known as 220 Mill Road, Chelmsford, Massachusetts (the "Property"), under an Agreement of Lease dated December 13, 1996 (the "Old Lease"), between Assignor and MBL Life Assurance Corporation, predecessor in title to New Boston Mill Road Limited Partnership, a Delaware limited partnership ("Landlord"); and
                                              --------

     Whereas Assignor subleased portions of the building on the Property under the following subleases (collectively, the "Subleases"): (a) an Agreement of Sublease dated as of April 1, 1997, as amended by First Amendment of Sublease dated as of June 9, 1998, as further amended by the letter agreement dated January 18, 2000, as further amended by a letter agreement dated March 1, 2000, between Tenant, as sublessor, and Thermo Cardiosystems Inc., as sublessee; (b) an Agreement of Sublease dated as of June, 1997, between Tenant, as sublandlord, and Imagraph Corporation, as sublessee (the "Imagraph Sublease"); and (c) an Agreement of Sublease dated as of February, 1997, as further amended by the letter agreement dated as of March 1, 2000, between Tenant, as sublessor, and American Express Travel Related Services Company, Inc., as sublessee; and

     Whereas, under a Guaranty of Lease dated June, 1997 (the "Guaranty"), Lumisys Corporation, a Delaware corporation, guarantied the full and punctual payment and performance of the obligations of the subtenant under the Imagraph Sublease; and

     Whereas, under a Lease Termination Agreement dated on or about the date of this Assignment (the "Termination Agreement"), Assignor and Landlord have agreed to terminate the Old Lease as of May 31, 2000 (the "Termination Date"); and

     Whereas Assignee has leased the Property from Landlord under a Lease Agreement between Landlord and Tenant dated on or about the date of this Agreement (the "New Lease"); and

     Whereas, as an inducement to Assignee to execute the New Lease, Assignor wishes to assign its rights, title, interests and estate as the sublandlord under the Subleases and the beneficiary of the Guaranty to Assignee, and Assignee is willing to accept such assignment, on the terms and conditions of this Assignment;

     Now, therefore, in consideration of the foregoing premises, the mutual covenants in this Assignment and other good and valuable consideration, the receipt and sufficiency of which Assignor and Assignee hereby acknowledge, Assignor and Assignee hereby agree as follows:

     1. Assignment and Assumption. Effective as of the date (the "Effective
        -------------------------
Date") when (i) the Termination Date has occurred and (ii) Assignor has vacated, quit and surrendered the Property, Assignor hereby assigns to Assignee all of its rights, title, interests and estate as the sublandlord under the Subleases and all of its rights and interests under the Guaranty, and Assignee hereby accepts such assignment and assumes all of Assignor's obligations under the Subleases arising or accruing on and after the Effective Date under and in accordance with all of the terms and conditions of the Subleases, as amended by the instruments specified above; provided, however, if Assignor exercises its right under the Termination Agreement to terminate the Termination Agreement or if Assignee exercises any right under the New Lease to terminate the New Lease, this Assignment shall be terminate simultaneously without any liability of either Assignor or Assignee to the other party. Any contrary provision (including Section 14) of the Subleases notwithstanding, Assignor and Assignee acknowledge and agree that the Subleases shall not terminate on the Termination Date and shall survive the termination of the Old Lease under the Termination Agreement.

     2. Indemnity. Assignee shall indemnify Assignor from all obligations of the
        ---------
sublandlord under the Subleases arising or accruing on and after the Effective Date.

     3. Prorated Rental Payments. If any payments of rent, additional rent or
        ------------------------
other charges due under the Subleases relate to a period which includes time both before and after the Effective Date, any such payment made by the subtenants under the Subleases and received by Assignor or Assignee shall be prorated according to the fractions of the total number of days in such period that occur, respectively, before and after the Effective Date. Within 30 days after receiving any such payments, Assignee shall pay to Assignor the prorated portion of any such payment received by Assignee relating to the fractional period before the Effective Date, and Assignor shall pay to Assignee the prorated portion of any such payment relating to the fractional period on and after the Effective Date.

     4. Notices to Subtenants. At any time after the Effective Date, Assignor
        ---------------------
authorizes and directs Assignee to notify the subtenants under the Subleases in writing that Assignee has executed the New Lease and taken possession of the Property and to direct such subtenants to make all payments of rent, additional rent and other charges due under the Subleases to Assignor. Assignor authorizes and directs any such subtenant to rely on such notification from Assignee to make such payments as so directed by Assignee.

     Assignor and Assignee execute this Assignment under seal as of March 8, 2000.

ASSIGNOR:                               ASSIGNEE:

THERMEDICS DETECTION INC.               SYCAMORE NETWORKS, INC.

By: /s/ James Barbookles                By: /s/ Frances M. Jewels
   ----------------------------            ---------------------------
Name:   James Barbookles                Name:   Frances M. Jewels
Title:  President/CEO                   Title:  Vice President and Chief
                                                Financial Officer

By: /s/ Kenneth J. Apicerno             By: /s/ Frances M. Jewels
   ----------------------------            ---------------------------
Name:   Kenneth J. Apicerno             Name:   Frances M. Jewels
Title:  Treasurer                       Title:  Treasurer and Secretary


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